UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                                ________________
                                   FORM 12b-25                  SEC FILE NUMBER
                                                                     0-09355
                           NOTIFICATION OF LATE FILING          ________________
                                                                  CUSIP NUMBER
                                  (Check One):                      777429200
                                                                ________________

         [X] Form 10-K and Form 10-KSB     [_] Form 20-F     [_] Form 11-K
         [_] Form 10-Q and Form 10-QSB     [_] Form N-SAR

     For Period Ended:  June 30, 2005
                      ------------------
     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________


________________________________________________________________________________
  Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________



PART I - REGISTRANT INFORMATION


Cubic Energy, Inc.
--------------------------------------------------------------------------------
Full name of registrant


--------------------------------------------------------------------------------
Former name if applicable

9870 Plano Road
--------------------------------------------------------------------------------
Address of principal executive office (Street and number)

Dallas, Texas  75238
--------------------------------------------------------------------------------
City, state and zip code




PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR, or Form N-CSR
     |         or portion  thereof will be filed on or before the 15th  calendar
     |         day following the prescribed  due date; or the subject  quarterly
     |         report or transition report on Form 10-Q or subject  distribution
     |         report  on Form  10-D,  or  portion  thereof  will be filed on or
     |         before the fifth  calendar day following the prescribed due date;
     |         and
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant has been unable to compile all pertinent information to complete the annual report because it experienced delays in communications with its petroleum engineers located in Houston, Texas due, in part, to the effects of Hurricane Rita.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                   Jon Stuart Ross                   (214)         742-1215
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Cubic Energy, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date September 28, 2005         By  /s/ Jon Stuart Ross
    --------------------           ---------------------------------------------
                                   Jon Stuart Ross
                                   Secretary